UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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Shutterfly, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 16, 2007
To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Shutterfly, Inc. to be held at 1300 Island Drive, Redwood City, California 94065, on May 17, 2007, at 11:00 a.m. local time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of Shutterfly, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY SUBMITTING YOUR INSTRUCTIONS BY INTERNET OR BY TELEPHONE, OR COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Jeffrey T. Housenbold
Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2007
QUESTIONS AND ANSWERS
PROPOSAL NO. 1 ELECTION OF DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CODE OF BUSINESS CONDUCT AND ETHICS
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPENSATION OF DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN TRANSACTIONS
OTHER MATTERS
ANNUAL REPORTS

SHUTTERFLY, INC.
2800 Bridge Parkway, Suite 101
Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Shutterfly, Inc., a Delaware corporation. The meeting will be held on May 17, 2007 at 11:00 a.m. local time at 1300 Island Drive, Redwood City, CA 94065, for the following purposes:

1.	To elect two Class I directors to hold office until our 2010 Annual Meeting of Stockholders.

2.	To ratify the selection by the audit committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the annual meeting is April 4, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Jeffrey T. Housenbold
Chief Executive Officer and President

Redwood City, California
April 16, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote your shares by submitting your instructions by internet or by telephone, or complete, date, sign and return the proxy accompanying this notice as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must request and obtain a proxy issued in your name from that record holder.

SHUTTERFLY, INC.
2800 Bridge Parkway, Suite 101
Redwood City, California 94065

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2007

QUESTIONS AND ANSWERS

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of Shutterfly, Inc. is soliciting your proxy to vote at its 2007 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card or vote your shares by the Internet or telephone.

We mailed this proxy statement, the accompanying proxy card and our annual report on or about April 16, 2007 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 4, 2007, the record date for the annual meeting, will be entitled to vote at the annual meeting. That time and date is referred to as the “record date.” At the close of business on the record date, there were 24,007,033 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your shares by the Internet or telephone, or fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials have been forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

There are two matters scheduled for a vote at the annual meeting:

•	the election of two Class I directors to hold office until our 2010 Annual Meeting of Stockholders, and

•	the ratification of the selection by the audit committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

How do I vote my shares?

For the election of directors, you may either vote “For” the two nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the Internet, go to http://www.proxyvoting.com/sfly and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	To vote by telephone, dial 1-866-540-5760 using any touch-tone telephone and follow the instructions to transmit your voting instructions.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How do I vote via the Internet or telephone?

If you wish to vote by Internet, go to http://www.proxyvoting.com/sfly and follow the instructions to obtain your records and to create an electronic voting instruction form. If you wish to vote by telephone, dial 1-866-540-5760 using any touch-tone telephone and follow the instructions to transmit your voting instructions. Please have your proxy card in hand when you vote over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 16, 2007. Mellon Investor Services will tabulate the votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 4, 2007, the record date for the annual meeting.

What if I return a proxy card but do not make specific voting choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director, and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Shutterfly will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers, and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please vote your shares listed on each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy with a later date;

•	you may send a written notice that you are revoking your proxy to our Secretary at 2800 Bridge Parkway, Suite 101, Redwood City, California 94065; or

•	you may attend the annual meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 17, 2007, to our Secretary at 2800 Bridge Parkway, Suite 101, Redwood City, California 94065. If

you wish to submit a proposal that is to be included in the proxy materials for the following year, your proposal generally must be submitted in writing to the same address no later than March 3, 2008 but no earlier than February 2, 2008. Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

How are votes counted?

Votes will be counted by Mellon Investor Services, LLO (“Mellon”). Mellon has been appointed as the inspector of elections for the meeting and is also Shutterfly’s transfer agent. Mellon will separately count “For” and “Withhold” votes with respect to the election of directors and, with respect to any proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee (such as a broker) who holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power to do so and has not received specific voting instructions for that proposal from the beneficial owner. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items include a vote for directors and ratification of the appointment of accountants, as well as other proposals considered routine under the rules of the New York Stock Exchange. On these matters, your broker, bank or other agent may vote shares held in street name even if you have not given them specific voting instructions.

How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•	To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares as of the close of business on the record date are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 24,007,033 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 12,003,517 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the second quarter of 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors consists of seven members and is divided into three classes, each of which has a three-year term. The Class I directors are standing for re-election at this annual meeting to serve until our 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal. The terms of the directors in Classes II and III expire at our 2008 and 2009 Annual Meetings of Stockholders, respectively.

The two nominees for Class I directors are Nancy J. Schoendorf and Eric J. Keller. Each of the nominees is currently a director of Shutterfly. Neither of the nominees was elected by our stockholders, as Ms. Schoendorf and Mr. Keller were both previously appointed by our Board of Directors prior to our initial public offering.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting. The two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Unless a stockholder provides different voting instructions to the proxy holders, shares represented by executed proxies will be voted “For” the election of the two nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following is biographical information as of April 4, 2007 for each nominee for Class I director and each person whose term of office as a Class II or III director will continue after the annual meeting.

Name	Age	Position

Jeffrey T. Housenbold	37	President, Chief Executive Officer and Director
Philip A. Marineau	60	Chairman of the Board
Patricia A. House	52	Director
Eric J. Keller	54	Director
Stephen J. Killeen	44	Director
Nancy J. Schoendorf	52	Director
James N. White	45	Director

Nominees for Election for a Three-year Term Expiring at the 2010 Annual Meeting

Nancy J. Schoendorf has served on our Board of Directors since February 2004. Ms. Schoendorf has been a managing partner with Mohr, Davidow Ventures, a venture capital firm, since June 1993. Previously, she served as director of systems software development at Sun Microsystems, Inc., a provider of network computing products and services, from 1988 to 1989, as an officer and Vice President of Research and Development and Product Development at Software Publishing Corporation, an international supplier of business productivity software, from 1985 to 1988, and as an engineering section manager at Hewlett-Packard Company, a global technology company, from 1976 to 1985. She currently serves on the Board of Directors of Agile Software Corporation, a provider of product lifecycle management solutions, as well as several privately held companies. Ms. Schoendorf holds a Bachelor of Science degree in Computer Science and Mathematics from Iowa State University and a Master of Business Administration degree from the University of Santa Clara.

Eric J. Keller has served on our Board of Directors since March 2006. Mr. Keller has been the Chief Executive Officer of Movaris, Inc., a financial software company, since March 2004. From September 2003 to February 2004 and from September 2001 to December 2001, Mr. Keller served as a consultant to various technology companies. From January 2002 to September 2002, Mr. Keller served as interim Chief Financial Officer to Cardica, Inc., a medical device company. From October 2002 to August 2003, he served as President and Chief Executive Officer of Endovasix, Inc., a medical device company. From February 2000 to July 2001, Mr. Keller served as Chief Financial Officer of Corio, Inc., an enterprise application service provider. Mr. Keller holds a Bachelor of Science degree in Industrial Relations from Cornell University and a Master of Business Administration degree from the University of California, Berkeley.

Directors Continuing in Office Until the 2008 Annual Meeting

Philip A. Marineau has served on our Board of Directors since February 2007, and currently is the chairman of the Board. From 1999 to 2006, Mr. Marineau served as the President and Chief Executive Officer of Levi Strauss, & Co. From 1997 to 1999, he served as President and Chief Executive Officer of Pepsi-Cola North America. He currently serves on the Board of Directors of Kaiser Permanente, the American Institute of Public Service, the Holy Family Day Home, the Golden Gate National Parks Conservancy, and Meredith Corporation where he serves as the chair of the audit committee. Mr. Marineau holds a Bachelor of Arts degree from Georgetown University and a Master of Business Administration degree from Northwestern University.

Patricia A. House has served on our Board of Directors since January 2006. Ms. House was a co-founder of Siebel Systems, Inc., a provider of enterprise applications and now a wholly owned subsidiary of Oracle Corporation. From January 2001 to February 2006, Ms. House served as Siebel Systems, Inc.’s Vice Chairman, Co-Founder and Vice President of Strategic Planning. From February 1996 to January 2001, she served as its Co-Founder and Executive Vice President and from July 1993 to February 1996 as its Co-Founder and Senior Vice President of Marketing. She currently serves on the Board of Directors of BDNA Corporation, a provider of business software, and Levi Strauss & Co., a jeans and casual wear manufacturer. Ms. House holds a Bachelor of Arts degree in Education from Western Michigan University.

Directors Continuing in Office Until the 2009 Annual Meeting

Jeffrey T. Housenbold has served as our President, Chief Executive Officer and a director since January 2005. Prior to joining Shutterfly, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay Inc., an online marketplace for the sale of goods and services, from January 2002 to January 2005. Previously, he was the Vice President & General Manager, Business-to-Consumer Group at eBay from June 2001 to January 2002, and served as Vice President, Mergers & Acquisitions of eBay from March to June 2001. Mr. Housenbold holds Bachelor of Science degrees in Economics and Business Administration from Carnegie Mellon University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

James N. White has served on our Board of Directors since November 2005. Mr. White has been a managing director at Sutter Hill Ventures, a venture capital firm, since October 2000. Mr. White previously held senior executive positions at Macromedia, Inc., a software developer; Silicon Graphics, Inc., a provider of graphical computing workstations; and Hewlett-Packard Company. Mr. White serves on the Board of Directors of numerous privately held companies. Mr. White holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

Stephen J. Killeen has served on our Board of Directors since February 2007. From November 2002 to March 2006, Mr. Killeen served as the President and Chief Executive Officer of WorldWinner, a casual gaming company that he successfully sold to London-based Fun Technologies. From February 2001 to November 2002, he served as President of TerraLycos, the world’s fourth-largest media property. He has served on the Board of Directors of Switchboard, Lycos Europe, Molecular and Marketing Services Group, and Junior Achievement of New England. Mr. Killeen holds a Bachelor of Arts degree from Union College.

There are no family relationships among any of our directors and executive officers.

Executive Officers

The following is biographical information as of April 4, 2007 for our executive officers not discussed above.

Name	Age	Position

Stephen E. Recht	55	Chief Financial Officer
Stanford S. Au	46	Senior Vice President, Technology
Dwayne A. Black	46	Senior Vice President, Operations
Douglas J. Galen	45	Senior Vice President, Business and Corporate Development
John A. Kaelle	38	Vice President, Finance
Andrew F. Young	49	Chief Marketing Officer

Stephen E. Recht has served as our Chief Financial Officer since June 2004. Prior to joining Shutterfly, Mr. Recht served as Chief Operating Officer and Chief Financial Officer at SkyStream Networks, Inc., a provider of IP video delivery platforms, from August 2003 to June 2004. Previously, he was the Chief Financial Officer at Brience, Inc., a provider of mobile infrastructure software, from July 2001 to May 2002, and from May 2002 to July 2003, he served as its Chief Executive Officer. Mr. Recht was previously the Chief Financial Officer at Allegis, Inc., an application services provider for partner relationship management software, from April 2000 to May 2001. Mr. Recht was the Chief Financial Officer of NetGravity Inc., an Internet advertising provider that was acquired by DoubleClick Inc., from November 1996 to October 1999. Mr. Recht also served as a Director and Chair of the Audit Committee of the Board of Directors of Marimba, Inc., a provider of products and services for software change and configuration management, from August 2003 to July 2004. Mr. Recht holds a Bachelor of Arts degree in Economics from Stanford University and a Master of Business Administration degree from the Wharton School at the University of Pennsylvania.

Stanford S. Au has served as our Senior Vice President, Technology since April 2006. Prior to joining Shutterfly, Mr. Au served as Vice President of Engineering at WebEx Communications, Inc., a provider of online meeting services, from October 2003 to November 2005. Previously, he was the Senior Vice President of Engineering at Virage, Inc., a provider of security and surveillance systems, from January 2002 to August 2003, and served as Vice President of Engineering and General Manager of the Internet Bill Presentment and Payment (IBPP) business at AOL Time Warner Inc., a media and communications company, from July 1997 to September 2001. Mr. Au holds a Bachelor of

Science degree in Electrical Engineering and Computer Science from the University of California, Berkeley.

Dwayne A. Black has served as our Senior Vice President, Operations since February 2007. Prior to joining Shutterfly, Mr. Black held multiple positions at Banta Corporation, a provider of a leading provider of printing and digital imaging solutions to publishers and direct marketers owned by RR Donnelley (NYSE: RRD), including Vice President of Operations, from 1994 to 2006. Mr. Black holds a Bachelors of Science degree in Engineering from Purdue University.

Douglas J. Galen has served as our Senior Vice President, Business and Corporate Development since March 2005. Prior to joining Shutterfly, Mr. Galen served as President of Fourth Fleet Financial Inc., an auto finance company, from March 2004 to March 2005, as Vice President of New Ventures for eBay from April 2001 to March 2004, and Vice President of Sales and Business Development for E-LOAN, Inc., a provider of loans, lines of credit and credit card referrals, from June 1997 to December 2000. Mr. Galen serves on the Board of Directors of Positive Coaching Alliance. He holds a Bachelor of Arts degree in Economics and a Master of Business Administration degree in Real Estate and Finance from University of California, Berkeley.

John A. Kaelle has served as our Vice President, Finance since October 2004. Prior to joining Shutterfly, Mr. Kaelle was a Vice President in the Mergers and Acquisitions group at Thomas Weisel Partners LLC, an investment banking firm, from August 2000 to July 2004. Previously, he was the Assistant Controller at TriNet Corporate Realty Trust, Inc., a real estate investment trust, from April 1997 until July 1998. Mr. Kaelle holds a Bachelor of Arts degree in Economics from the University of Michigan, a Masters degree in Taxation from Golden Gate University and a Master of Business Administration degree in Finance from The Wharton School at the University of Pennsylvania. Mr. Kaelle is a certified public accountant in the State of California.

Andrew F. Young has served as our Chief Marketing Officer since July 2001. Prior to joining Shutterfly, Mr. Young served as Vice President of Marketing at Vivaldi Networks, a retail-based technology company, from July 2000 to May 2001. Previously, he was the Senior Vice President of Marketing in the Interactive Division at Mattel, Inc., a leading toy and game manufacturer, from January 1998 to January 2000, and served as Director of Marketing at Del Monte Foods Company, a manufacturer and distributor of canned fruit and vegetables, from May 1991 to December 1997. Mr. Young holds a Bachelor of Arts degree in Economics from the University of Virginia and a Master in Business Administration degree from the Wharton School at the University of Pennsylvania.

Independence of the Board of Directors and its Committees

As required under The NASDAQ Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Shutterfly, Inc., our senior management and our independent registered public accounting firm, our Board of Directors believes that six of our directors are independent as required by the rules of The NASDAQ Stock Market: Philip A. Marineau, Patricia A. House, Eric J. Keller, Stephen J. Killeen, Nancy J. Schoendorf and James N. White.

Ms. Schoendorf and Mr. White are affiliated with two of our principal stockholders, Mohr, Davidow Ventures and Sutter Hill Ventures, respectively, and were appointed to our Board of Directors under the provisions of a voting agreement between us and certain of our stockholders prior to our initial public offering. Upon the completion of our initial public offering, the voting agreement was terminated.

James H. Clark, who served on our Board of Directors and compensation committee during fiscal year 2006, is affiliated with one of our principal stockholders, Monaco Partners. Under the applicable rules and regulations of The NASDAQ Stock Market, Mr. Clark was not considered an “independent director” because of interest payments received by Monaco Partners, L.P. in 2003 and 2004. Under the rules and regulations of The NASDAQ Stock Market, we were allowed one year to phase in our compliance with having a compensation committee comprised solely of independent directors. Mr. Clark resigned from his position on our Board of Directors and compensation committee effective January 1, 2007.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an audit committee, a compensation committee and a governance committee. The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2006, as well as a description of each committee and its functions.

	Audit		Compensation		Governance
Name	Committee		Committee		Committee

James H. Clark(1)			X
Patricia A. House	X		X	*
Eric J. Keller	X	*
Stephen J. Killeen(2)			X		X	*
Nancy J. Schoendorf			X		X
James N. White(3)	X				X
Total meetings in fiscal year 2006	5		5		0

*	Committee Chairperson

(1)	Mr. Clark resigned from his position on our Board of Directors and the compensation committee as of January 1, 2007.

(2)	Mr. Killeen joined the Board and his committees on February 6, 2007.

(3)	Mr. White was replaced by Mr. Killeen as chair of the governance committee on February 6, 2007.

Audit Committee

The audit committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com. The audit committee oversees the integrity of our accounting and financial reporting process and the audits of our financial statements. Among other matters, the audit committee is directly responsible for: the selection, compensation, retention and oversight of our independent registered public accounting firm; reviewing our independent registered public accounting firm’s continuing independence; approving the fees and other compensation to be paid to our independent registered public accounting firm; pre-approving all audit and non-audit related services provided by our independent registered public accounting firm; reviewing and discussing with management and our independent registered public accounting firm the results of the quarterly and annual financial statements; reviewing and discussing with management and our independent registered public accounting firm our selection, application and disclosure of our critical accounting policies; discussing with our independent registered public accounting firm both privately and with management the adequacy of our accounting and financial reporting processes and systems of internal control; reviewing any significant deficiencies and material weaknesses in the design or operation over internal control over financial reporting; and annually reviewing and evaluating the composition and performance of the audit committee, including the adequacy of the audit committee charter.

The current members of our audit committee are Eric J. Keller, who is the chair of the audit committee, James N. White and Patricia A. House. Mr. Keller is our audit committee financial expert, as defined under applicable SEC rules. We believe that each member of our audit committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market.

Compensation Committee

The compensation committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com. The compensation committee evaluates, recommends and approves all components of compensation for our executive officers, as well as general policies relating to compensation and benefits of our employees. Among other matters, the compensation committee is responsible for annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers; evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on such evaluations; administering and interpreting our cash and equity-based compensation plans; annually reviewing and making recommendations to the Board of Directors with respect to all cash and equity-based incentive compensation plans and arrangements; and annually reviewing and evaluating the composition and performance of the compensation committee, including the adequacy of the compensation committee charter. The committee has delegated authority to our Chief Executive Officer to grant stock options for up to 35,000 shares of common stock to newly-hired employees, who are not directors of the company or executive officers.

The agenda for meetings of the compensation committee is determined by its Chairman with the assistance of our Chief Executive Officer and Chief Financial Officer. Compensation committee meetings are regularly attended by our Chief Executive Officer and our Chief Financial Officer. The compensation committee’s Chairman reports the committee’s recommendations and decisions on executive compensation to our Board of Directors. The compensation committee also reviews our total fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

The current members of our compensation committee are Patricia A. House, who is the chair of the compensation committee, Nancy J. Schoendorf, and Stephen J. Killeen. We believe that each of Ms. House, Ms. Schoendorf and Mr. Killeen: is (a) an “independent director” under the applicable rules and regulations of The NASDAQ Stock Market, (b) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and (c) an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.

Governance Committee

The governance committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com. The governance committee is responsible for making recommendations to the Board of Directors regarding candidates for directorship and the structure and composition of our Board of Directors and committees of the Board of Directors. Among other things, the governance committee is responsible for identifying, evaluating and nominating candidates for appointment or election as members of our Board of Directors; developing, recommending and evaluating a code of conduct and ethics applicable to all of our employees, officers and directors and a code applicable to our chief executive officer and a senior finance department personnel; recommending that our Board of Directors establish special committees as may be necessary or desirable from time to time; recommending policies and procedures for stockholder nomination of directors and annually reviewing and evaluating the composition and performance of the governance committee, including the adequacy of the governance committee charter.

The current members of the governance committee are Stephen J. Killeen, who is the chair of the governance committee, James N. White and Nancy J. Schoendorf. We believe that the members of our governance committee are “independent directors” under the applicable rules and regulations of The NASDAQ Stock Market.

All nominees for the Board of Directors should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The governance committee’s goal is to identify potential directors who can make significant contributions to our ability to fulfill our vision and mission, uphold our company values and achieve our corporate goals. The governance committee may from time to time assess the appropriate skills and characteristics required of our Board of Directors, including such factors as independence, diversity, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business and industry, and willingness to devote adequate time and effort to Board of Directors responsibilities. In evaluating potential candidates for the Board of Directors, the governance committee considers these factors in the light of the specific needs of the Board of Directors at that time. Each member of our Board of Directors is expected to thoroughly prepare for, attend and actively participate in meetings of the Board of Directors and committees on which they serve.

The governance committee will consider director candidates recommended by stockholders. The governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the governance committee to become nominees for election to the Board of Directors at an annual meeting of stockholders must do so in accordance with the procedures set forth in “When are stockholder proposals due for next year’s annual meeting?” in this proxy statement. Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the class and number of our shares that are owned beneficially by such stockholder as of the date of the submission; and the candidate’s written consent to being named in such proxy statement as a nominee and to serving as a director if elected. To date, the governance committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board of Directors met 10 times during the last fiscal year. During 2006, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders. This is the first year we will be having an annual meeting as a public company.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the Company’s Secretary, at 2800 Bridge Parkway, Suite 101, Redwood City, California 94065. The Company’s Secretary will forward the communication to the other Board members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee is comprised entirely of independent directors. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Conduct and Ethics that applies to all of our officers, directors and employees. We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, for financial employees that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other employees of the finance department designated by our Chief Financial Officer. These codes are available on our website at http://www.shutterfly.com. If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and is seeking ratification of such selection by our stockholders at the annual meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Shutterfly and our stockholders.

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2006 and 2005. All fees described below were approved by the audit committee.

	Fiscal Year Ended December 31,
	2006	2005

Audit Fees(1)	$1,593,100	$721,000
Audit-Related Fees	—	—
Tax Fees	25,500	70,894
All Other Fees	1,500	1,500

Total Fees	$1,620,100	$793,394

(1)	Represents fees for services rendered for the audit and/or reviews of our financial statements. Also includes fees for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters and consents), and assistance in responding to SEC comment letters.

Audit Fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP for the audit of our financial statements during fiscal 2006 and 2005 were approximately $1,593,100 and $721,000, respectively. Audit fees for fiscal 2006 were primarily for the audit of our fiscal 2005 consolidated financial statements and the review of our quarterly 2006 and 2005 financial statements. Audit fees for 2006 also include fees and expenses of $642,750 for services related to our initial public offering and our Registration Statement on Form S-1. Audit fees for 2005 were primarily for the performance of the quarterly reviews of our 2005 financial statements, the audit and quarterly reviews of our 2004 financial statements and the audit of our 2003 financial statements.

Tax Fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP for services rendered for tax compliance, tax advice, and tax planning during fiscal 2006 and 2005 were $22,500 and $70,894, respectively. Tax related services for fiscal 2006 and 2005 were primarily for tax advice and tax planning.

All Other Fees

All other fees billed to us by PricewaterhouseCoopers LLP were $1,500 during each of fiscal 2006 and 2005 and were related to fees for access to certain online applications.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at www.shutterfly.com.

The audit committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining PricewaterhouseCoopers LLP’s independence as the independent registered public accounting firm of the company’s consolidated financial statements and concluded they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 4, 2007:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each named executive officer as set forth in the summary compensation table below; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 24,007,033 shares of our common stock outstanding on April 4, 2007. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Shutterfly, Inc., 2800 Bridge Parkway, Suite 101, Redwood City, California 94065.

	Shares of Common
	Stock Beneficially
Name of	Owned
Beneficial Owner	Number	Percentage

5% Stockholders:
Entities affiliated with James H. Clark(1)	7,167,692	29.9%
Mohr, Davidow Ventures and affiliated entities(2)	4,088,510	17.0
Sutter Hill Ventures and affiliated persons and entities(3)	1,613,730	6.7
Directors and Executive Officers:
Nancy J. Schoendorf(2)	4,088,510	17.0
James N. White(4)	1,210,378	5.0
Patricia A. House(5)	50,368	*
Eric J. Keller(6)	58,333	*
Philip A. Marineau(7)	7.083	*
Stephen J. Killeen(8)	4,166	*
Jeffrey T. Housenbold(9)	1,288,146	5.4
Stephen E. Recht(10)	301,000	1.3
Douglas J. Galen(11)	250,000	1.0
Jeannine M. Smith Thomas(12)	474,453	2.0
Stanford S. Au(13)	210,000	*
All 13 directors and executive officers as a group(14)	7,808,441	32.5

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Consists of 5,018,610 shares held by Monaco Partners, L.P., 1,947,082 shares held by JHC Investments, LLC, 17,000 shares held by JHC Investments 2000, LLC, 125,000 shares held by Woodside Ventures Limited Partnership, 50,000 shares held by Atherton Properties Partnership, L.P. and 10,000 shares held by Mountain Wood Properties, LLC. Mr. Clark has sole voting and investment power over the shares held by Monaco Partners, L.P., JHC Investments LLC, JHC Investments 2000, LLC and Woodside Ventures Limited Partnership. Two of Mr. Clark’s adult children and one of their spouses have voting and investment power over the shares held by Atherton Properties Partnership, L.P. and Mountain Wood Properties, LLC. The address of Mr. Clark is 1700 Seaport Blvd., 4th Floor, Redwood City, CA 94063 and the address of the entities listed above is 777 East William Street #201, Carson City, NV 89701.

Mr. Clark resigned from his position on our Board of Directors as of January 1, 2007.

(2)	Consists of 2,419,867 shares held by Mohr, Davidow Ventures V, L.P., 1,516,168 shares held by Mohr, Davidow Ventures V-L, L.P, and 152,475 shares held by Mohr, Davidow Ventures V, L.P. as nominee for MDV Entrepreneurs’ Network Fund II (A), L.P. and MDV Entrepreneurs’ Network Fund II (B), L.P. Ms. Schoendorf is a managing member of the general partners of the foregoing entities and shares voting and investment power with respect to the shares held by these entities with Jon Feiber, the other managing member of the general partners. Ms. Schoendorf disclaims beneficial ownership of these shares except to the extent of her individual pecuniary interest in these entities. The address of Mohr, Davidow Ventures and Ms. Schoendorf is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025.

(3)	Consists of (a) 1,204,205 shares held by Sutter Hill Ventures, A California Limited Partnership (“SHV”), (b) 1,684 shares held by SHV Profit Sharing Plan for the benefit of James N. White, one of our directors and a managing director of the general partner of SHV, (c) 323 shares held by James N. White and Patricia A. O’Brien as Trustees of The White Family Trust U/A/D 4/3/97, (d) 397,165 shares held by eight other managing directors of the general partner of SHV and by family trusts, family partnerships or other entities associated with these individuals and (e) 10,353 shares held by other individuals affiliated with Sutter Hill and by entities associated with them. Mr. White shares voting and investment power with respect to the shares held by SHV with David L. Anderson, G. Leonard Baker, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, William H. Younger, Jr., Jeffrey W. Bird and David E. Sweet, each of whom is a managing director of the general partner of SHV. Messrs. White, Anderson, Baker, Coxe, Sands, Gaither, Younger, Bird and Sweet disclaim beneficial ownership of these shares except to the extent of their individual pecuniary interest, in SHV. Mr. White has sole voting and investment power with respect to the shares held by SHV Profit Sharing Plan for the benefit of James N. White and has shared voting and investment power with respect to the shares held by The White Family Trust, and disclaims beneficial ownership of the shares held by The White Family Trust except to the extent of his individual pecuniary interest in such trust. Mr. White and SHV do not have voting or investment power with respect to the shares referenced under part (d) and (e) of this footnote. The address of SHV and Mr. White is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304-1005.

(4)	Includes 1,204,205 shares held by SHV, 1,684 shares held by SHV Profit Sharing Plan for the benefit of James N. White, 323 shares held by James

N. White and Patricia A. O’Brien as Trustees of The White Family Trust U/A/D 4/3/97, and 4,166 shares subject to options exercisable within 60 days of April 4, 2007. Mr. White has shared voting and investment power as described in footnote (3) with respect to the shares held by SHV, sole voting and investment power with respect to the shares held by SHV Profit Sharing Plan for the benefit of James N. White and shared voting and investment power with respect to the shares held by The White Family Trust. Mr. White disclaims beneficial ownership of shares held by SHV and The White Family Trust except to the extent of his individual pecuniary interest in SHV and The White Family Trust. The address of SHV and Mr. White is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304-1005.

(5)	Consists of 50,368 shares subject to options that are exercisable within 60 days of April 4, 2007.

(6)	Consists of 58,333 shares subject to options that are exercisable within 60 days of April 4, 2007.

(7)	Consists of 7,083 shares subject to options that are exercisable within 60 days of April 4, 2007.

(8)	Consists of 4,166 shares subject to options that are exercisable within 60 days of April 4, 2007.

(9)	Consists of 1,288,146 shares subject to options that are exercisable within 60 days of April 4, 2007.

(10)	Includes 201,000 shares subject to options that are exercisable within 60 days of April 4, 2007 and 100,000 shares that were exercised on August 6, 2004.

(11)	Consists of 250,000 shares subject to options that are exercisable within 60 days of April 4, 2007.

(12)	Includes 81,600 shares subject to options that are exercisable within 60 days of April 4, 2007 and 72,000 shares held in a trust for the benefit of Ms. Smith Thomas’ minor children.

(13)	Consists of 210,000 shares subject to options that are exercisable within 60 days of April 4, 2007.

(14)	Includes the following directors and executive officers: Nancy J. Schoendorf, James N. White, Patricia A. House, Eric J. Keller, Philip A. Marineau, Stephen J. Killeen, Jeffrey T. Housenbold, Stephen E. Recht, Douglas J. Galen, Stanford S. Au, Dwayne A. Black, Andrew F. Young and John A. Kaelle.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides qualitative information and context for the information presented in the Summary Compensation table and other tables and narrative that follow. This section describes (1) the objectives and philosophy underlying our executive compensation policies and decisions; (2) the primary elements of our executive compensation program; (3) the process by which we establish executive compensation programs and awards; and (4) our 2006 compensation programs and awards earned in 2006 under those programs by our Chief Executive Officer, Chief Financial Officer and each of the three other executive officers listed in the Summary Compensation tables below. We refer to these five executive officers as our named executive officers elsewhere in this proxy statement. The Compensation Committee of our Board of Directors (the “Committee”) plays an active role in all aspects of executive compensation.

Compensation Objectives

The objective of our executive compensation program is to attract, motivate and retain the exceptional leaders we need to fulfill our vision and mission, uphold our company values and achieve our corporate goals. These elements are described below.

Our Vision: Our vision is to make the world a better place by helping people share life’s joy.

Our Mission: Our mission is to build an unrivaled service that enables deeper, more personal relationships between our customers and those who matter most in their lives.

Our Values: We passionately pursue excellence in everything we do. We inspire customers and each other to be creative and to achieve more than was thought possible. We act as owners of Shutterfly, doing the right thing proactively, decisively and based on facts. We are committed to supporting each other and providing great service, quality and value to our customers. We treat each other and our customers as we would want to be treated.

Our Corporate Goals: We establish specific corporate and financial goals each year. Our executive compensation programs and decisions are designed to reward our employees for achieving Shutterfly’s corporate and financial goals.

More specifically, our executive compensation programs are designed to:

•	Attract executives who have the skills and experience necessary to achieve our corporate goals.

•	Reinforce a sense of ownership, urgency and overall entrepreneurial spirit among executives by rewarding them fairly over time, and by linking virtually all of their compensation in excess of base salary to their performance against measurable corporate and individual performance.

•	Retain those individuals who continue to perform at a high level.

Compensation Philosophy

Our compensation philosophy provides the guiding principles for structuring a compensation program that meets the objectives outlined above.

•	Compensation Should Reflect our Pay for Performance Culture. A core element of our compensation philosophy is our firm belief that pay should be directly linked to performance. Accordingly, a significant portion of executive compensation is contingent on, and varies based on, achievement of corporate and individual performance goals.

•	Compensation Should Reflect Responsibility and Accountability. Total compensation is higher for individuals with greater responsibility, greater ability to influence our achievement of our corporate goals, and greater accountability for those goals. As responsibility increases, a greater portion of the executive’s total compensation is performance-based pay, contingent on the achievement of company and individual performance goals. Equity-based compensation is accordingly higher for executives with higher levels of responsibility and accountability for results. A significant portion of their total compensation is dependent on long-term stock appreciation.

•	Compensation Should Enhance Stockholder Value. Compensation should focus management on achieving its short-term (annual) results in a manner that also supports our long-term success and profitability. Annual performance-based pay creates incentives for achieving results that enhance stockholder value in the short term, while stock options serve to align the interests of our executives with our stockholders over a longer time frame.

•	Compensation Should be Reasonable and Responsible. Shutterfly’s overall executive compensation levels must be sufficiently competitive to attract and retain talented leaders and motivate those leaders to achieve company goals. At the same time, we believe that compensation should be set at reasonable and fiscally responsible levels.

Compensation Programs

Our executive compensation currently has three primary components:

•	Base compensation or salary

•	Annual performance-based cash bonuses

•	Equity awards

Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, employee assistance program, short term and long term disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees.

We view the three primary components of executive compensation as related but distinct. We do not believe that total compensation should be derived from one component, or that significant compensation from one component should negate or reduce compensation from other components.

The Committee determines the appropriate level for each compensation component based primarily on (1) competitive benchmarking consistent with our recruiting and retention goals; (2) internal consistency; and (3) other relevant considerations such as rewarding extraordinary performance. Compensation (salary, bonus and equity) is set at competitive levels. In addition, equity compensation is established at a level that will provide the opportunity for an executive to be well rewarded if we perform well over time. The Committee believes it is important to achieve an appropriate balance between current compensation (salary and bonus) and long-term compensation (equity), as well as between cash and non-cash compensation.

Base Pay.  The Committee sets executive base compensation at a level it believes will enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall corporate goals. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals established for the executive, the executive’s past job performance, and competitive salary practices at companies with whom we compete for executives.

Annual Performance-Based Cash Bonuses.  Our executive bonuses reward executives for achieving key corporate and financial objectives and individual goals. We use cash bonuses to reward performance and achievements with a time horizon of one year. For bonuses earned in 2006, the executive bonus program was informal and unwritten, and there were no formulas used to determine payments. Thus, the amounts paid were subject to the Committee’s discretion. However, the Committee did link payments to specific, written objectives for each executive.

The Board recently approved a formal performance-based bonus plan for fiscal 2007 (the “2007 Bonus Plan”), in which all employees, including the named executive officers, are eligible to participate. The target bonus pool for all employees, including the named executive officers, is $1 million for 2007. At the discretion of the Committee, the bonus pool may be adjusted upward if our financial performance exceeds 2007 targets, up to a total bonus pool not to exceed $2.76 million.

Bonus target levels for the named executive officers under the 2007 Bonus Plan have been determined based on contractual commitments, the executive’s job level and salary grade and survey data from the Radford Executive Survey. Under the terms of his employment agreement, our Chief Executive Officer, Jeffrey Housenbold, is entitled to receive a minimum bonus of 50% of his base salary. Under the 2007 Bonus Plan, our Chief Financial Officer (Stephen Recht), our Senior Vice President, Corporate and Business Development (Douglas Galen) and our Senior Vice President, Technology (Stanford Au) are each eligible to receive a target bonus of 30% of their respective salaries. A bonus target was not established for Jeannine Smith, our other named executive officer, because she plans to terminate her employment during the first half of 2007 and she ceased to be an executive officer in January, 2007.

The amounts of actual bonus awards under the 2007 Bonus Plan could be higher or lower than the target levels, at the discretion of the Committee, based on achievement of company and individual goals. Actual bonuses for the named executive officers will be paid based on our achievement of specified revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets and on each executive’s achievement of his or her individual objectives.

Stock Options.  We use stock options as a long-term incentive vehicle for several reasons:

•	In the technology sector, equity awards are the primary factor in attracting and retaining executive officers. Salary and bonus levels are secondary considerations to most executives.

•	Stock options foster employee stock ownership and focus executives on increasing long-term value for the stockholders. Thus, options reflect our compensation philosophy of aligning the interests of executives with those of our stockholders.

•	Stock options are performance-based. Their value depends entirely on an increase in the stock price above the option exercise price. All of our options are granted with an exercise price no less than the fair market value of the stock on the grant date.

•	The vesting period for all employees including executives is four years, which encourages executive retention.

Our 2006 Equity Incentive Plan (the “2006 Plan”) was approved by our stockholders in conjunction with our initial public offering in September 2006. It is the successor plan to our 1999 Stock Plan (the “1999 Plan”), which was terminated on September 29, 2006. The 1999 Plan will continue to govern all awards granted through September 29, 2006, even if they have not yet been exercised. The 2006 Plan gives the Committee more latitude to design stock-based incentive compensation by giving out restricted stock awards, stock bonuses, stock appreciation rights, and restricted stock units in order to promote high performance and achievement of corporate goals, and to encourage the growth of stockholder value.

In determining the number of options to be granted to executive officers, the Committee takes into account the individual’s position and scope of responsibility; the vesting period (and thus, retention value) remaining on the executive’s existing options, the executive’s ability to affect profitability and stockholder value; the individual’s historic and recent job performance; equity compensation for similar positions at comparable companies, and the value of stock options in relation to other elements of total compensation.

Tax and Accounting Considerations.  We record cash compensation as an expense at the time the obligation is accrued. Historically, all cash compensation we have paid has been tax deductible for us. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to named executive officers is not tax deductible to us unless certain requirements are met. The deductibility of compensation to the named executive officers in 2006 was not affected by the limitations of Section 162(m), and we expect the same for 2007. However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that, in the future, we may enter into compensation arrangements for which payments are not deductible under Section 162(m).

We account for equity compensation paid to our executives and employees under the rules of SFAS No. 123R, which requires us to estimate and record a non-cash expense over the term of the equity compensation award. Any gain recognized by employees from nonqualified stock options is tax-deductible for us. However, gain recognized by an employee with respect to an incentive stock option will not be deductible unless there is a “disqualifying disposition” of the shares by the employee. A disqualifying disposition occurs when an employee sells or disposes of incentive stock option shares within two years after the grant date or within one year after the exercise date. The employee is taxed on the gain at ordinary income tax rates. In addition, if in the future we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

Overview of the Executive Compensation Process

Role of the Compensation Committee.  The Committee makes all decisions regarding compensation (including salary and bonus levels and specific bonus and equity awards) for all of our executive officers, including our named executive officers. Prior to our initial public offering in September 2006, all Committee decisions with respect to the Chief Executive Officer were subject to review by the full Board. Now that we are publicly traded, the Committee makes all compensation decisions regarding our Chief Executive Officer. The Committee meets on a regularly scheduled basis and at other times as needed. At the Committee’s request, Committee meetings typically have included, for all or a portion of each meeting, our Chief Executive Officer, our Chief Financial Officer, our Vice President, human resources, our Vice President, legal and/or our outside corporate legal counsel.

The Committee generally conducts an annual review of our executive officers’ compensation to assess whether compensation programs and decisions: (1) are aligned with our vision, mission, values and corporate goals; (2) provide appropriate short-term and long-term incentives and motivation to our executive officers; and (3) are competitive with compensation for comparable officers in companies with which we compete for executives. The Chief Executive Officer annually evaluates the performance of each member of the senior executive team other than himself. He makes recommendations to the Committee regarding salary adjustments for the current year, as well as performance bonus payments and equity awards based on performance of the company and individual performance of each executive during the preceding year. The conclusions reached and recommendations based on these evaluations are presented to the Committee. The Committee, in its sole discretion, determines whether to accept, modify or reject any recommended adjustments or awards to the senior executives. The Committee evaluates the performance of the Chief Executive Officer each year and makes all decisions regarding salary adjustments, bonus payments and equity awards.

Our Peer Group and Benchmarking of Executive Compensation.  In the first quarter of 2006, Shutterfly worked with Watson Wyatt Worldwide to identify a peer group of companies (“the 2006 Peer Group”) for purposes of benchmarking executive compensation. Watson Wyatt is one the top three executive compensation consulting firms globally.

The 2006 Peer Group companies were selected based on comparability with Shutterfly with respect to their stage of development and their median sales, and whether Shutterfly competed with the companies for executive talent. These were the 2006 Peer Group companies:

Audible, Inc	Red Envelope Inc.
Blue Nile, Inc.	Stamps.Com, Inc.
Celebrate Express Inc.	VistaPrint, Ltd.
iVillage Inc.	Websidestory, Inc.
Jamdat Mobile Inc.	WebMD Health Holdings Inc.
NetRatings Inc.	ZipRealty Inc.

Although all of the Compensation Peer Group companies are publicly traded, executive compensation information for each company was available for the year immediately preceding its initial public offering in the IPO prospectus.

In addition to using 2006 Peer Group information, Watson Wyatt also used data obtained as a result of our participation in the Radford/AON 2005 Total Compensation Survey, and MDV Partners’ Venture Capital 2005 Executive Compensation Survey, to benchmark executive compensation in 2006. For 2006 we benchmarked cash and equity compensation only for our Chief Executive Officer.

In the fourth quarter of 2006, the Committee engaged Watson Wyatt to recommend updates to the Peer Group companies to reflect changes in Shutterfly’s situation — most importantly, its status as a public company with a readily ascertainable market capitalization. The Committee approved a new peer group of companies (the “2007 Peer Group”) of publicly-traded Software, Internet, and Ecommerce companies and companies that financial analysts use to value Shutterfly. The specific companies were selected primarily based on similar annual revenues (average of $150M) and market capitalization (average of $455M), and consisted of companies with which Shutterfly competes for executive talent and investor interest. The 2007 Peer Group consisted of the following companies:

1800 Flowers.com, Inc.	Red Envelope Inc.
Audible, Inc.	Stamps.com, Inc.
Blue Nile, Inc.	TheStreet.com, Inc.
Drugstore.com, Inc.	TravelZoo, Inc.
InnerWorkings, Inc.	VistaPrint, Ltd.
The Knot, Inc.	Websidestory, Inc.
Loopnet, Inc.

In benchmarking executive compensation in 2007, the Committee reviewed executive compensation information that Watson Wyatt gathered from 2007 Peer Company proxy statements and Statements of Beneficial Ownership filings with the SEC, as well as data obtained as a result of our participation in the Radford/AON 2006 Total Compensation Survey. For 2007, benchmark data was collected for all of our named executive officers.

At its January 2007 meeting, the Committee set 2007 executive officer base salaries at approximately the 75th percentile for the 2007 Peer Group. The Committee believes that the 75th percentile for base salaries is the appropriate cash compensation level that will allow us to attract and retain the exceptional leaders we need to fulfill our vision and mission, uphold our company values and achieve our corporate goals. Annual bonus target levels were set at the 50th percentile of our 2007 Peer Group for executives, based upon the bonuses of executives in similar roles within our 2007 Peer Group. The Committee believes that the 50th percentile for annual bonuses is the appropriate level that will allow us to attract and retain the exceptional leaders we need to fulfill our vision and mission, uphold our company values and achieve our corporate goals. Stock option grants as a percentage of outstanding shares were set at or near the 75th percentile for executives in similar positions as our 2007 Peer Group. The Committee believes that the 75th percentile for stock option grants is the appropriate level that will allow us to attract and retain the exceptional leaders we need to fulfill our vision and mission, uphold our company values and achieve our corporate goals.

The Committee approved 2007 salary increases for all of the named executive officers. Salaries for our named executive officers (except for Mr. Au) had not been increased in 2005 or 2006, so increases were necessary to bring salaries more in line with the Committee’s target of approximately the 75th percentile for the 2007 Peer Group. Within that general guideline, the Committee determined specific increases for each named executive officer by considering the executive’s qualifications and experience, scope of responsibilities, future potential, and achievement of specific goals established for the executive and the executive’s past job performance. The specific increases were as follows: Mr. Housenbold: from $275,000 to $300,000 (an increase of 9%); Mr. Recht: from $235,000 to $250,000 (an increase of 6%); and Mr. Galen: from $225,000 to $240,000 (an increase of 7%). Mr. Au was hired in 2006 with a salary that was competitive with the Compensation Peer Group at the time, so his increase was smaller than the increases for the other named executive officers. Mr. Au’s salary was increased to $244,000, an increase of 4%.

The Committee’s choice of target percentiles for cash, bonus, and stock options was designed to result in compensating what was necessary, to achieve our corporate goals, while conserving cash and equity as much as practicable.

This is consistent with our philosophy of ensuring that compensation decisions promote both the short-term and long-term interests of stockholders. In instances where an executive officer is uniquely critical to our success, the Committee may establish compensation levels in excess of these percentiles. The Committee realizes that using a single benchmark may not always be appropriate, but it believes that benchmarking data from a variety of sources is an important factor in ensuring that we maintain executive compensation at a competitive level.

Fiscal 2006 Compensation

2006 Salaries.  The Committee established 2006 salary levels in light of executive performance, financial considerations and the other components of each executive’s compensation. For the Chief Executive Officer’s , the Committee also considered comparable company survey data, including data from the 2006 Peer Group companies, as described above under “Our Peer Group and Benchmarking of Executive Compensation”. The Committee decided to leave 2006 salaries for the named executive officers at their 2005 levels. The Committee concluded that doing so would not likely impact retention of those executives, and would preserve cash for other purposes. The Board reviewed and concurred with the Committee’s recommendation regarding the Chief Executive Officer’s 2006 salary.

2006 Cash Bonuses.  In order to determine cash bonuses to be awarded to the named executive officers with respect to fiscal 2006 performance, the Committee considered (1) achievement of corporate and financial goals; (2) achievement of individual performance objectives; and (3) with respect to our Chief Executive Officer, the terms in his employment contract. Bonus amounts other than those specified by Mr. Housenbold’s employment contract were not dictated by any specific formula; they were determined by the Committee, in its discretion, based on the factors noted above. The principal factors considered by the Committee were achievement of corporate financial objectives relating to revenue and EBITDA, and achievement of individual objectives. The relative weight given to each factor depended on the executive’s accountability for, and ability to influence, corporate objectives. The Committee set the target level for revenue and EBITDA moderately higher than the Company’s publicly-announced long-term revenue / EBITDA objectives. The Committee established final award amounts that were proportionate to the level of achievement, rather than on an all or nothing basis. For example, the Committee had the discretion to award modest bonuses for substantial achievement of certain objectives (particularly individual objectives), and higher than targeted bonuses for achievements well above objectives.

Generally, the Committee tries to establish both target financial objectives and individual objectives each year so that the relative difficulty of achieving the objectives is roughly consistent from year to year. Over the past several years, the company’s performance has ranged from exceeding the target level corporate objectives, to meeting the objectives and failing to achieve the objectives. The level of achievement of individual performance objectives has also varied by individual in any given year, as well as by the named executive officers as a group from year to year.

For 2006, Shutterfly exceeded its revenue and EBITDA goals. This was a major factor in the Committee’s bonus award decisions for the named executive officers. The Committee awarded Jeffrey Housenbold, our Chief Executive Officer, the target bonus of $137,500 specified in his employment contract. The Committee awarded an additional bonus in the amount of $12,500 in recognition of company performance that exceeded our financial targets, as well as Mr. Housenbold’s achievement of individual objectives. Mr. Housenbold’s total bonus was equivalent to 55% of his base salary.

Each of the other named executive officers also substantially achieved, achieved or exceeded his or her individual objectives. Based on company and individual performance, the Committee awarded discretionary bonuses to the other named executive officers, in the following amounts: Stephen Recht, Chief Financial Officer - $50,000 (21% of salary); Jeannine Smith, Senior Vice President, Operations - $36,000 (17% of salary); Douglas Galen, Vice President, Business and Corporate Development - $68,000 (30% of salary); and Stanford Au, Senior Vice President, Technology - $40,000 (17% of salary on a prorated basis). Mr. Au also received a new-hire bonus of $15,000 in April 2006. The Committee concluded that this amount was necessary to induce Mr. Au to accept our offer of employment.

2006 Equity Awards.  Executives who met certain performance criteria were eligible to participate in our 2006 annual stock option program. The amounts and other details of the grants for the named executive officers are shown in the table entitled “Grants of Plan-Based Awards.” The amounts granted to the named executive officers were determined by the Committee to be the appropriate amount necessary for long-term retention of those individuals – particularly in light of the fact that those executives had not received 2005 or 2006 salary increases. The grant to Jeffrey Housenbold, Chief Executive Officer, was subject to approval of the full Board. Stanford Au, Senior Vice President, Technology, received a new hire grant for 210,000 shares, so he did not receive a grant under the annual stock option program. The Committee concluded that Mr. Au’s new-hire grant was necessary to induce him to accept our offer of employment. All options granted to the named executive officers had an exercise price equal to the fair market value on the date of grant. The options vest at a rate of 25% on the one-year anniversary of the vesting start date, and then monthly for an additional three years, so that each option is fully vested no later than four years into the ten-year option term.

Stock Option Practices – Grants

Timing of Grants Prior to December 2006.  Prior to December 2006, we did not have any formal policies regarding timing of equity grants. Because we were not a public company, we did not make equity grants in connection with the release or withholding of material non-public information.

In December 2006, the Committee adopted the following practices for awarding equity grants on specific, pre-designated dates, in order to prevent equity grants from being made in connection with the release or withholding of material non-public information.

CEO Option Grants for New Employees.  In December 2006, we adopted a policy permitting our Chief Executive Officer to grant up to 35,000 options to each newly hired employee on the 15th day of the month if the employee is hired before the 10th day of the month, and on the 30th day of the month if the employee is hired between the 10th and the 25th day of the month. The grants must be consistent with our option grant guidelines for new employees. If the designated grant date is not a business day, the grant will occur on the next business day.

Committee Grants.  In February 2007, the Committee adopted a policy for grants to executives and employees as follows:

•	Grant Date. The grant date of any equity award approved by the Committee is the date of the meeting at which the award is approved. If the grant is approved by written consent, the grant date is the date that the last consent is obtained.

•	Timing of Equity Grants for Newly Hired Employees. The Committee approves equity awards to newly-hired executives (employees at or senior to the Vice President level) on a quarterly basis on February 28, May 31, August 31 and November 30 (or, if that day in not a business day, on the following business day). A grant is generally awarded on the first grant date following the executive’s date of hire. The Committee also approves equity grants to newly-hired employees below the title of Vice President who receive more than 35,000 stock options, as those grants do not fall under the authority of the Chief Executive Officer.

•	Timing of Equity Grants for Newly-Promoted Employees and Performance Grants. The Committee approves equity award to newly-promoted employees and performance grants on a quarterly basis on February 28, May 31, August 31 and November 30 (or, if that day in not a business day, on the following business day). The Committee may exercise its discretion to grant equity awards other than on the designated dates. A grant is generally awarded on the first grant date following the employee’s promotion date or the date on which the employee’s performance is formally recognized.

•	Ongoing Annual Grants. In connection with employee annual performance reviews, the Vice President of Human Resources or the Chief Executive Officer submits a list of recommended employee ongoing annual grants to the Committee for consideration. The Committee approves annual grants for employees on August 31 each year (or, if that day is not a business day, on the following business day). The Committee may approve annual refresh grants on a different date if performance reviews are not completed by August 31. It may also approve refresh grants other than on August 31 to select individuals under extraordinary circumstances.

Stock Option Practices – Exercise Prices

To assist the Board and the Committee in determining the fair market value (and thus the exercise price) for option grants prior to our initial public offering, we hired an independent valuation firm. The valuation firm conducted a series of valuations for us, including valuations effective as of November 30, 2005, March 31, 2006 and June 30, 2006. Exercise prices for grants made between these valuation dates were based on the most recent independent valuation, adjusted as necessary to reflect events that would suggest to the Board or the Committee a change to the valuation result or underlying assumptions. Since our initial public offering, the exercise price for all equity awards has been and will continue to be the closing price of our common stock on the NASDAQ Global Market on the grant date. If the NASDAQ is closed for trading on that date, the exercise price shall be the closing price on the next trading day.

Severance and Change of Control Payments

We have entered into employment, termination of employment and change-in-control arrangements with certain executive officers. Our Board decided to provide these employment, severance and change of control arrangements to enable us to induce these executives to work at a small, dynamic and rapidly growing company where their longer-term compensation would largely depend on future stock appreciation. All of these individuals have had competitive alternatives that may have appeared to them to be more attractive and/or less risky than working at Shutterfly. The arrangements also mitigate a potential disincentive for executives when they are evaluating a potential acquisition of the company, particularly when the services of the executive officers may not be required by the acquiring company. For a detailed description of these severance and change of control benefits, please see the discussion under “— Executive Compensation — Potential Payments upon Termination or Change of Control” below.

Summary Compensation Table

The following table presents compensation information for the year ended December 31, 2006 awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these five executive officers as our named executive officers elsewhere in this proxy statement.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
					Option	Incentive Plan	Compensation	All Other
Name and Principal				Stock Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	Salary ($)	Bonus ($)(1)	($)	($)(2)	($)(3)	($)	($)(4)	($)

Jeffrey T. Housenbold	2006	$263,366	$12,500	-	$328,946	$137,500	-	-	$742,312
President and Chief Executive Officer
Stephen E. Recht	2006	$225,058	$50,000	-	$182,880	-	-	$963	$458,901
Chief Financial Officer
Jeannine M. Smith Thomas(5)	2006	$194,654	$36,000	-	$82,502	-	-	-	$313,157
Senior Vice President, Operations
Stanford S. Au(6)	2006	$172,635	$55,000	-	$162,021	-	-	-	$389,655
Senior Vice President, Technology
Douglas J. Galen	2006	$220,349	$68,000	-	$80,705	-	-	$1,024	$370,078
Vice President, Business and Corporate Development

(1)	These amounts represent discretionary bonuses determined by the compensation committee of the board of directors with respect to Shutterfly’s 2006 financial performance and, with respect to Mr. Au, includes a new hire bonus of $15,000.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts, for awards pursuant to our 1999 Stock Plan. Assumptions used in the calculation of this amount for years ended December 31, 2004, 2005 and 2006 are included in footnote 8 to our audited financial statements for the year ended December 31, 2006 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2007.

(3)	Represents amounts earned under the incentive bonus plan described in the section above entitled “Compensation Discussion and Analysis – Fiscal 2006 Compensation – 2006 Cash Bonuses”.

(4)	The amounts represent our discretionary contributions to the employee’s 401(k) account.

(5)	On January 23, 2007, Ms. Smith Thomas ceased being an executive officer of Shutterfly.

(6)	Mr. Au joined Shutterfly on April 3, 2006.

Grants of Plan-Based Awards

The following table provides information with regard to cash bonuses for 2006 under our performance-based, non-equity incentive plan, and with regard to each stock option granted to each named executive officer during 2006.

					All Other
					Option
					Awards:
					Number of		Grant Date
					Shares	Exercise	Fair Value
		Estimated Future Payouts Under Non-Equity			Underlying	Price of	of
	Grant	Incentive Plan Awards			Option	Option	Option
Name	Date	Threshold(1)	Target(1)	Maximum(1)	Awards(2)	Awards(3)	Awards

Jeffrey T. Housenbold	N/A	$137,500	$137,500		-	-	-
	5/9/2006	-	-	-	250,000	$10.39	$1,164,650
Stephen E. Recht	5/9/2006	-	-	-	47,800	$10.39	$222,681
Jeannine M. Smith Thomas	5/9/2006	-	-	-	40,000	$10.39	$186,344
Stanford S. Au	5/9/2006	-	-	-	210,000	$10.39	$978,306
Douglas J. Galen	5/9/2006	-	-	-	50,000	$10.39	$232,930

(1)	In 2006 the compensation committee put in place a bonus plan under which Mr. Housenbold could earn $137,500 if Shutterfly achieved certain revenue and EBITDA targets. The $137,500 was earned and is reflected in the Summary Compensation Table above.

(2)	All option awards granted in 2006 were made under our 1999 Stock Plan. Each of these options vest over four years, with 25% vesting after one year and an additional 1/48th of the total number of shares vesting each month thereafter. Options expire ten years from the date of grant.

(3)	Represents the fair market value of a share of our common stock as determined by the Board of Directors on the grant date.

Outstanding Equity Awards at December 31, 2006

The following table provides information regarding each unexercised stock option held by each named executive officer as of December 31, 2006.

	Number of
	Securities Underlying		Option	Option
	Unexercised Options(1)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price(2)	Date

Jeffrey T. Housenbold	497,445	540,701	$5.50	1/16/15
	-	250,000	$10.39	5/9/16
Stephen E. Recht	43,750	86,250	$0.30	6/21/14
	7,733	15,467	$6.00	8/17/15
	-	47,800	$10.39	5/9/16
Jeannine M. Smith Thomas	5,000	-	$0.50	5/8/11
	53,000	-	$0.50	10/4/11
	50,000	30,000	$0.30	6/22/14
	3,866	7,734	$6.00	8/17/15
	-	40,000	$10.39	5/9/16
Stanford S. Au	-	210,000	$10.39	5/9/16
Douglas J. Galen	87,500	112,500	$5.50	3/18/15
	-	50,000	$10.39	5/9/16

(1)	Each of these options vest over four years, with 25% vesting after one year and an additional 1/48th of the total number of shares vesting each month thereafter. All of these options are immediately exercisable.

(2)	Represents the fair market value of a share of our common stock, as determined by our board of directors, on the option’s grant date. Please see “— Compensation Discussion and Analysis — Stock Option Practices — Grants” above for a discussion of how we have valued our common stock.

2006 Option Exercises and Stock Vested

There were no option exercises in 2006 by our named executive officers. None of our named executive officers hold restricted stock of Shutterfly.

Potential Payments upon Termination or Change of Control

We have entered into employment, termination of employment and change-in-control arrangements with our named executive officers as summarized below:

Jeffrey T. Housenbold.  Mr. Housenbold’s offer letter provides that if, within 12 months following a change of control of Shutterfly, his employment is terminated without cause or if Mr. Housenbold terminates his employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 60 miles from our current headquarters or a material reduction in base salary), Mr. Housenbold will receive a payment equal to 15 months of salary plus 125% of the maximum target bonus for the year in which the termination occurred, and all unvested shares of our common stock subject to options granted to Mr. Housenbold will fully vest on his termination date.

If Shutterfly terminates Mr. Housenbold’s employment without cause, or if Mr. Housenbold terminates his employment for good reason, Mr. Housenbold will receive 12 months salary plus the maximum target bonus for the year in which the termination occurred as severance, and 12 months of unvested shares of our common stock subject to options granted to Mr. Housenbold will fully vest. Our obligation to make any severance payments is expressly conditioned upon Mr. Housenbold’s execution and delivery of a general release and waiver of all claims.

If a portion of the severance and other benefits provided to Mr. Housenbold under the offer letter or any other agreement, benefit, plan or policy of Shutterfly are subject to a specified federal excise tax in connection with a change of control, such severance and other benefits will be reduced on a pre-tax basis if necessary to provide Mr. Housenbold with a greater amount of severance and other benefits on an after-tax basis.

For purposes of Mr. Housenbold’s employment offer letter, a change of control includes: (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) a liquidation or dissolution of Shutterfly.

The following table summarizes the potential payments and benefits payable to Mr. Housenbold upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Housenbold was terminated on December 31, 2006. Mr. Housenbold’s employment contract requires that the severance payment be in a lump sum.

				Following a
				Change of Control(1)
	Voluntary
	Termination	Involuntary	Termination	Involuntary	Termination
Executive Benefits and	or Termination	Termination	For Good	Termination	For Good
Payments Upon Termination:	For Cause	Not For Cause	Reason	Not For Cause	Reason

Base salary	$ -	$275,000	$275,000	$343,750	$343,750
Bonus	$ -	$137,500	$137,500	$171,875	$171,875
Health Benefits	$ -	$14,631(2)	$14,631(2)	$ -	$ -
Value of accelerated stock options	$ -	$2,748,460	$2,748,460	$5,814,739	$5,814,739

(1)  In the event of a change in control, the 1999 Stock Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

(2)  This amount reflects our maximum 12 month obligation. If Mr. Housenbold becomes covered by another employer’s health plan during such 12 month period, then our obligation to pay Mr. Housenbold’s health plan coverage shall cease.

Stephen E. Recht.  Mr. Recht’s offer letter provides that in the event of a change of control, merger or acquisition of Shutterfly, and in connection with the change of control, merger or acquisition, Mr. Recht is no longer our Chief Financial Officer, Mr. Recht will receive six months of salary as severance, and 12 months of unvested shares of our common stock subject to options granted to Mr. Recht will fully vest. However, in the event of a change of control, merger or acquisition of Shutterfly where Mr. Recht continues to report to Shutterfly (or its acquirer), Mr. Recht will not receive such severance and acceleration.

We have also agreed that in the event we terminate Mr. Recht’s employment without cause, he will receive 12 months of salary as severance and 12 months of unvested shares of our common stock subject to options granted to Mr. Recht will fully vest. Our obligation to make any severance payments is expressly conditioned upon Mr. Recht’s execution and delivery of a general release and waiver of all claims.

For purposes of Mr. Recht’s employment offer letter, a change of control includes: (1) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity or (2) a sale or transfer of all or substantially all of our assets.

The following table summarizes the potential payments and benefits payable to Mr. Recht upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Recht was terminated on December 31, 2006. There is no requirement that the severance payment be in a lump sum and can be paid in accordance with normal payroll procedures.

				Following a
				Change of Control(1)
	Voluntary
	Termination	Involuntary	Termination	Involuntary
Executive Benefits and	or Termination	Termination	For Good	Termination	Constructive
Payments Upon Termination:	For Cause	Not For Cause	Reason	Not For Cause	Termination

Base salary	$ -	$235,000	$ -	$117,500	$117,500
Value of accelerated stock options	$ -	$935,339	$ -	$935,339	$935,339

(1)  In the event of a change in control, the 1999 Stock Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

Jeannine M. Smith Thomas.  Ms. Smith Thomas’ offer letter provides that in the event of a change of control, merger or acquisition of Shutterfly and within 12 months following the change of control, merger or acquisition, we terminate her employment without cause or if Ms. Smith Thomas terminates her employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment more than 35 miles from our current headquarters or a material reduction in base salary), all unvested shares of our common stock subject to options granted to Ms. Smith Thomas will fully vest.

For purposes of Ms. Smith Thomas’ employment offer letter, a change of control includes: (1) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity or (2) a sale or transfer of all or substantially all of our assets.

The following table summarizes the potential payments and benefits payable to Ms. Smith Thomas upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Ms. Smith Thomas was terminated on December 31, 2006. Ms. Smith Thomas voluntarily resigned from the company effective June 2007. There is no requirement that the severance payment be in a lump sum and can be paid in accordance with normal payroll procedures.

Following a
Change of Control(1)
Voluntary
	Termination	Involuntary	Termination	Involuntary	Termination
Executive Benefits and	or Termination	Termination	For Good	Termination	For Good
Payments Upon Termination:	For Cause	Not For Cause	Reason	Not For Cause	Reason

Value of accelerated stock options	$ -	$ -	$ -	$648,366	$648,366

(1)  In the event of a change in control, the 1999 Stock Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

Douglas J. Galen.  Mr. Galen’s offer letter provides that in the event of a change of control, merger or acquisition of Shutterfly and in connection with the change of control, merger or acquisition, (1) Mr. Galen is no longer our Senior Vice President of Business Development, (2) Mr. Galen’s role is materially diminished or (3) our corporate office are relocated from our current headquarters and Mr. Galen chooses not to relocate, Mr. Galen will receive six months of salary as severance and 12 months of unvested shares of our common stock subject to options granted to Mr. Galen will fully vest. However, in the event of a change of control, merger or acquisition of Shutterfly where Mr. Galen continues to report to the Board of Directors of Shutterfly (or its acquirer), Mr. Galen will not receive such severance and acceleration.

We have also agreed that in the event we terminate Mr. Galen’s employment without cause, Mr. Galen will receive six months’ salary as severance and six months of unvested shares of our common stock subject to options granted to Mr. Galen will fully vest. Our obligation to make any severance payments is expressly conditioned upon Mr. Galen’s execution and delivery of a general release and waiver of all claims.

For purposes of Mr. Galen’s employment offer letter, a change of control includes: (1) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity or (2) a sale or transfer of all or substantially all of our assets.

The following table summarizes the potential payments and benefits payable to Mr. Galen upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Galen was terminated on December 31, 2006. There is no requirement that the severance payment be in a lump sum and can be paid in accordance with normal payroll procedures.

				Following a
				Change of Control(1)
	Voluntary
	Termination	Involuntary	Termination	Involuntary
Executive Benefits and	or Termination	Termination	For Good	Termination	Constructive
Payments Upon Termination:	For Cause	Not For Cause	Reason	Not For Cause	Termination

Base salary	$ -	$112,500	$ -	$112,500	$112,500
Value of accelerated stock options	$ -	$247,563	$ -	$524,353	$524,353

(1)  In the event of a change in control, the 1999 Stock Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

Stanford S. Au.  Mr. Au’s offer letter provides that in the event of a change of control, merger or acquisition of Shutterfly and in connection with the change of control, merger or acquisition, (1) Mr. Au is no longer our Senior Vice President of Technology, (2) he experiences a diminishment in responsibility or authority or (3) there is a relocation of employment more than 50 miles from our current headquarters and Mr. Au chooses not to relocate, Mr. Au will receive six months of salary as severance and 12 months of unvested shares of our common stock subject to options granted to Mr. Au will fully vest. However, in the event of a change of control, merger or acquisition of Shutterfly where Mr. Au continues to report to the President of Shutterfly (or its acquirer), Mr. Au will not receive such severance and acceleration.

For purposes of Mr. Au’s employment offer letter, a change of control includes: (1) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity or (2) a sale or transfer of all or substantially all of our assets.

The following table summarizes the potential payments and benefits payable to Mr. Au upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Au was terminated on December 31, 2006. There is no requirement that the severance payment be in a lump sum and can be paid in accordance with normal payroll procedures.

				Following a
				Change of Control(1)
	Voluntary
	Termination	Involuntary	Termination	Involuntary
Executive Benefits and	or Termination	Termination	For Good	Termination	Constructive
Payments Upon Termination:	For Cause	Not For Cause	Reason	Not For Cause	Termination

Base salary	$ -	$ -	$ -	$112,500	$112,500
Value of accelerated stock options	$ -	$ -	$ -	$350,875	$350,875

(1)  In the event of a change in control, the 1999 Stock Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

COMPENSATION OF DIRECTORS

The following table provides information for 2006 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2006. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

2006
Non-Equity
	Fees Earned or	Option	Incentive Plan	All Other
Name	Paid in Cash	Awards(2)	Compensation	Compensation	Total

James H. Clark(1)	$-	$-	$-	$-	$-
Patricia A. House	$2,500	$69,652	-	-	$72,152
Eric J. Keller	$3,750	$77,098	-	-	$80,848
Nancy J. Schoendorf	-	-	-	-	-
James N. White	-	-	-	-	-
Jeffrey T. Housenbold(3)	-	-	-	-	-

(1)	Mr. Clark resigned from his position on our Board of Directors effective January 1, 2007.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts, for awards pursuant to our 1999 Stock Plan. Assumptions used in the calculation of this amount for years ended December 31, 2004, 2005 and 2006 are included in footnote 8 to our audited financial statements for the year ended

December 31, 2006 included in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2007. At December 31, 2006, Ms. House had options outstanding for 50,000 shares and Mr. Keller had options outstanding for 58,333 shares. All option awards were made under our 1999 Stock Plan. Each of these options vest monthly over three years except that the grant for 8,333 to Mr. Keller vests monthly over a one year period. Options expire ten years from the date of grant.

(3)	Mr. Housenbold receives no compensation as a director.

Cash Compensation Paid to Directors. Each of our independent directors who is not affiliated with one of our major stockholders who serves as a chairperson of a board committee receives the following annual cash retainer, paid in quarterly installments, for each year of such service: for service as the chairperson of the audit committee, $15,000; for chairperson of the compensation committee, $10,000; for chairperson of the governance committee, $10,000. For 2007, the chair of the audit committee is Eric J. Keller; the chair of the compensation committee is Patricia A. House; and the chair of the governance committee is Stephen J. Killeen.

Stock Options Granted to Directors. Each non-employee director, other than a director affiliated with a major stockholder whose policies do not so permit, receives an initial stock option grant of 50,000 shares of our common stock upon joining our Board of Directors. The shares subject to the option vest monthly over a three-year period from the date of grant.

On the date of our annual meeting, each non-employee director, other than a director affiliated with a major stockholder whose policies do not so permit, will receive an additional stock option grant of 10,000 shares of our common stock that will vest monthly over a three-year period from the date of grant. Each director who received an initial grant or annual refresh grant within twelve (12) months prior to the date of the annual meeting of stockholders shall be granted a pro-rated refresh grant. At the 2007 annual stockholder meeting, our directors will be granted the following stock options: Eric J. Keller – 10,000 stock options; James N. White – 10,000 stock options; Patricia A. House – 10,000 stock options; Stephen J. Killeen – 2,740 stock options (pro-rated as he joined the board on February 6, 2007); and Philip A. Marineau, our new Chairman – 2,740 stock options (pro-rated as he joined the board on February 6, 2007). Such grants are based on a formula established by the board on February 6, 2007. The shares subject to the option vest monthly over a three-year period from the date of grant.

In addition, if the chairman of the audit committee is an independent, non-major stockholder affiliated director, each year such director will receive a stock option grant of 8,333 shares of our common stock that will vest monthly over a 12-month period from the date of grant.

On January 20, 2006, we granted Patricia A. House an option to purchase 50,000 shares of our common stock with an exercise price of $10.00 per share and on May 9, 2006 we granted Eric J. Keller an option to purchase 50,000 shares of our common stock with an exercise price of $10.39 per share, in each case pursuant to the terms and conditions of our 1999 Stock Plan. On July 20, 2006, we granted Mr. Keller an option under the 1999 Stock Plan to purchase 8,333 shares of our common stock with an exercise price of $14.20 per share as compensation for his service as audit committee chairman. On February 7, 2007, we granted Ms. House an option to purchase 3,315 shares of our common stock and we granted James N. White an option to purchase 50,000 shares of our common stock, in each case pursuant to the terms and conditions of our 2006 Equity Incentive Plan and our equity based award and vesting policy. The grants to each of Ms. House and Mr. White were effective and priced at the closing price of our common stock on February 28, 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2006, with respect to all of our equity compensation plans in effect on that date.

Number of Securities
Remaining Available for Future
	Number of Securities to be	Weighted-Average	Issuance Under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
	Warrants and Rights	Warrants and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity Compensation Plans Approved by Stockholders(1)	5,033,921	$7.28	1,377,797
Equity Compensation Plans Not Approved by Stockholders(2)	—	—	—
Total	5,033,921	$7.28	1,377,797

(1)	Includes the 1999 Stock Plan and the 2006 Equity Incentive Plan.

(2)	As of December 31, 2006, we did not have any equity compensation plans that were not approved by our stockholders.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Patricia A. House, Chairman
Stephen J. Killeen
Nancy J. Schoendorf

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board of Directors. The audit committee’s functions are more fully described in its charter, which is available on our website at http://www.shutterfly.com. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Shutterfly’s audited financial statements as of and for the fiscal year ended December 31, 2006.

The audit committee reviewed with PricewaterhouseCoopers LLP such matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the audit committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1. Finally, the audit committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board of Directors that such audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The audit committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007 and is seeking ratification of such selection by the stockholders.

Audit Committee

Eric J. Keller, Chairman
Patricia A. House
James N. White

CERTAIN TRANSACTIONS

From January 1, 2006 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest, except as set forth below.

Our Audit Committee reviews the fairness and approval of any proposed transaction between management and other related parties of the company (other than transactions that are subject to review by the Compensation Committee) that are brought to the attention of the Audit Committee. In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of the company’s relationship with the other entity; whether the person has access to confidential company information; and whether the person has an ability to influence company decisions that would affect the other entity.

Purchases of Our Common Stock by Sutter Hill from Third Parties

From December 2005 through May 2006, Sutter Hill and affiliated persons and entities purchased an aggregate of 260,000 shares of our common stock from three of our former officers at a weighted-average price of $10.19 per share. We had agreed to assign to Sutter Hill our right of first refusal with respect to transfers of our capital stock.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

A copy of our annual report to stockholders, which includes financial statements, is being mailed with this proxy statement.

We have filed our annual report on Form 10-K for the fiscal year ended December 31, 2006 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Shutterfly stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Investor Relations, Shutterfly, Inc., 2800 Bridge Parkway, Suite 101, Redwood City, California 94065.

Requests for copies of our annual report to stockholders or our annual report on Form 10-K should be directed to Investor Relations, Shutterfly, Inc., 2800 Bridge Parkway, Suite 101, Redwood City, California 94065.

By Order of the Board of Directors

Jeffrey T. Housenbold
Chief Executive Officer
and President

Redwood City, California
April 16, 2007

PROXY
SHUTTERFLY, INC.
Annual Meeting of Stockholders – May 17, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
     The undersigned hereby appoints Jeffrey T. Housenbold and Stephen E. Recht, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Shutterfly, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 17, 2007 at 1300 Island Drive, Redwood City, CA 94065, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR ALL	WITHHELD FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1 – Election of two Class I Directors to hold office until our 2010 Annual Meeting of Stockholders Nominees: 01 Nancy J. Schoendorf 02 Eric J. Keller	☐	☐	ITEM 2–	RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007	☐	☐	☐

Withheld for the nominees you list below: (Write that
nominee’s name in the space provided below.)

I PLAN TO ATTEND THE MEETING	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲FOLD AND DETACH HERE▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/sfly Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement
on the internet at http://ir.shutterfly.com/sec.cfm